EXHIBIT 11
                                   ----------

                    CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (in thousands, except per share data)


                                            For the Three Months Ended May 31,
                                         ---------------------------------------
                                               2001                  2000
                                         -----------------     -----------------
                                          Basic    Diluted      Basic    Diluted
                                         -------   -------     -------   -------
Income applicable to common shares       $23,843   $23,843     $17,902   $17,902
                                         =======   =======     =======   =======
Shares:
Weighted average common shares
  outstanding                             41,254    41,254      36,460    36,460
Adjustments:
  Stock options                             -        1,272        -          736
                                         -------   -------     -------   -------
Adjusted weighted average common
  shares outstanding                      41,254    42,526      36,460    37,196
                                         =======   =======     =======   =======

Earnings per common share                $  0.58   $  0.56     $  0.49   $  0.48
                                         =======   =======     =======   =======